SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (this “Agreement”) effective as of the 23rd day of December, 2010 (the “Effective Date”), by and among Alternative Strategies Group, Inc. (the “Adviser”), ASGI Corbin Multi-Strategy Fund, LLC (the “Fund”), a Delaware limited liability company, and Corbin Capital Partners, L.P. (the “Sub-adviser”).

WHEREAS, the Adviser serves as investment adviser to the Fund, which intends to register as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser desires to avail itself of the services, sources of information, advice and assistance of an investment sub-adviser to assist the Adviser in providing investment advisory services to the Fund; and

WHEREAS, the Sub-adviser is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), is engaged in the business of rendering investment advisory services to clients and desires to provide such services to the Adviser and the Fund;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1. Employment of the Sub-adviser. The Adviser hereby employs the Sub-adviser to provide advice with respect to the investment and reinvestment of the Fund’s portfolio assets, subject to the oversight of the Fund’s Board of Managers (the “Board”) and the Adviser on the terms hereinafter set forth.  The Sub-adviser hereby accepts such employment and agrees, subject to the oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation herein provided. In such respect, and only for this limited purpose, the Sub-adviser shall act as the Adviser’s and the Fund’s agent and attorney-in-fact with sole discretionary trading authorization, except as limited by the provisions of Section 2(c)(ii) hereof.  The Sub-adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser or the Fund in any way.

2. Authority of, Obligations of and Services to be Provided by the Sub-adviser. The Sub-adviser is hereby granted the following authority and undertakes to provide the following services and to assume the following obligations:

a.  The Sub-adviser shall formulate and implement a continuous investment program for the portfolio assets of the Fund, including determining what portion of such assets will be invested or held uninvested in cash, and subject to and in accordance with (i) the investment objective and policies of the Fund set forth in the Fund’s Limited Liability Company Agreement, as amended, By-Laws and registration statement (“Registration Statement”) as from time to time in effect (collectively, the “Governing

Documents”); (ii) the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and the rules and regulations thereunder; and (iii) any written instructions which the Adviser, to the extent set forth in Section 2(c)(ii) hereof, or the Board may issue from time to time.  The Sub-adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board as from time to time in effect and communicated in writing to the Sub-adviser (the “Procedures”).  The Adviser has provided to the Sub-adviser copies of all current Governing Documents and current Procedures and shall promptly provide to the Sub-adviser any amendments or supplements thereto.  The Adviser shall provide reasonable advance notice to the Sub-adviser of any changes to the Governing Documents or the Procedures and provide a reasonable time period for the Sub-adviser to comply with any such changes to the Governing Documents or the Procedures.  The Adviser shall provide the Sub-adviser with a list of all broker-dealer affiliates of the Adviser, and shall promptly notify the Sub-adviser of any additions, deletions or modifications thereto.  The Adviser shall timely furnish the Sub-adviser with such additional information as may be reasonably necessary for or reasonably requested by the Sub-adviser to perform its responsibilities pursuant to this Agreement.

The Sub-adviser shall render such reports to the Board and the Adviser as they may reasonably request concerning the investment activities of the Fund, including, without limitation, reporting promptly all information necessary for the Adviser and the Fund to comply with the Fund’s proxy voting disclosure regulatory requirements.  The Sub-adviser shall vote proxies and make other voting and consent determinations with respect to the Fund’s investments in collective investment vehicles and other issuers.

b. The Sub-adviser shall take whatever steps it in its sole discretion deems necessary or appropriate to implement the Fund’s investment program, including without limitation (i) researching, identifying, monitoring and evaluating potential collective investment vehicles and other investments and transactions (collectively, “Potential Investments”) to utilize in the management of the Fund’s assets; (ii) monitoring, evaluating and meeting with investment managers that manage any of the collective investment vehicles or other investments in which the Fund is invested; (iii) assessing the performance of the Fund’s investments; and (iv) negotiating side letters.  Pursuant to the Sub-adviser’s instructions, the Adviser will be responsible for executing subscription agreements, withdrawal requests and related documents with regard to collective investment vehicles that are either Potential Investments or existing investments of the Fund, and causing funds to be invested and withdrawn, as applicable, in connection therewith. The Adviser and the Fund, as applicable, shall timely provide to the Sub-adviser all information and documentation that the parties mutually agree is necessary or appropriate for the Sub-adviser to fulfill its obligations under this Agreement.  The Sub-adviser shall timely provide to the Adviser and the Fund, as applicable, all information and documentation that the parties mutually agree are necessary or appropriate for the Adviser or the Fund, as applicable, to fulfill its obligations under this Agreement.  In addition, the Sub-adviser agrees to timely provide to the Fund’s independent accountants the information and documentation in its possession or that it can obtain without undue burden that the Fund’s independent accountants may reasonably require to fulfill their obligations to the Fund.

c.           (i)           The Sub-adviser shall be responsible for regular monitoring of the investment activities and portfolio holdings associated with the portfolio assets of the Fund to ensure compliance with the Governing Documents, Procedures and applicable law.  Notwithstanding the foregoing, the Adviser shall be responsible for certain compliance matters (y) as agreed to by the parties hereto and as further described in compliance memoranda provided by the Fund’s Chief Compliance Officer to the Sub-adviser; and/or (z) as set forth in Procedures.  The Sub-adviser shall also cooperate with and provide sufficient information to the Adviser to assist the Adviser in its monitoring of the investment activities and portfolio holdings of the Fund and similarly, the Adviser shall cooperate with and provide sufficient information to the Sub-adviser to assist the Sub-adviser in its regular monitoring of the investment activities and portfolio holdings of the Fund and so that the Sub-adviser can meet its compliance and legal obligations in connection with the services being provided hereunder.

           (ii)           The Sub-adviser shall act on instructions of the Adviser with respect to the investment activities used to manage the portfolio assets of the Fund only (a) for the purpose of ensuring the Fund’s compliance with the Governing Documents, Procedures and applicable law, and (b) in the event the Adviser becomes aware of facts, circumstances or events that lead the Adviser to conclude, reasonably and in good faith, that  a collective investment vehicle (or any investment adviser of such vehicle) that is either a Potential Investment (as defined below) or an existing investment of the Fund has engaged or is engaging in acts of gross negligence with respect to compliance matters or has engaged or is engaging in acts of bad faith, willful misfeasance or fraud or is the subject of a governmental or regulatory investigation which in the Adviser’s reasonable judgment will adversely affect the reputation of the Adviser or the Fund.  Prior to the Adviser issuing an instruction to the Sub-adviser pursuant to this Section 2(c)(ii), the Adviser must provide the Sub-adviser with  reasonably sufficient information related to the Adviser’s determination to utilize this Section 2(c)(ii).    For the avoidance of doubt, the Adviser does not intend to utilize this Section 2(c)(ii) to manage the Fund’s assets or restrict the Sub-adviser’s role as a discretionary adviser hereunder, but only for the limited purposes described herein.

d. To the extent provided in the Fund’s Registration Statement, as such Registration Statement may be amended from time to time and in accordance with the Procedures and practices as may be adopted by the Board, the Sub-adviser shall, in the name of the Fund, be responsible for placing orders for the execution of portfolio transactions when applicable, including with respect to any securities directly held by the Fund or transactions entered into directly by the Fund, with or through such brokers, dealers or other financial institutions as it may reasonably select, including affiliates of the Adviser and Sub-adviser.  The Adviser will reasonably cooperate with the Sub-adviser in the Sub-adviser’s establishment and maintenance of brokerage and other accounts for the Fund as the Sub-adviser deems advisable to allow for the purchase or sale of various forms of securities and other financial instruments pursuant to this

Agreement.  The Sub-adviser shall use commercially reasonable efforts to obtain the most favorable price and execution on all portfolio transactions executed on behalf of the Fund, provided that, so long as the Sub-adviser has complied with Section 28(e) of the Securities Exchange Act of 1934 and the Procedures, the Sub-adviser may cause the Fund to pay a commission on a transaction in excess of the amount of commission another broker-dealer would have charged. On occasions when the Sub-adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-adviser, the Sub-adviser may aggregate the securities to be so purchased or sold with other orders for other clients of the Sub-adviser. In such event, allocation of the securities so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Sub-adviser consistent with the Procedures and in the manner it in its sole discretion considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

e. The Sub-adviser (i) shall maintain such books and records with respect to the Fund as are required by law, including without limitation the Advisers Act, and the rules and regulations thereunder, and, to the extent mutually agreed upon in writing by the parties hereto, the 1940 Act and the rules and regulations thereunder; (ii) shall render to the Board such periodic and special reports as the Board may reasonably request; (iii) shall render to the Board such periodic and special reports as the Adviser may reasonably request and that the parties mutually agree upon; (iv) shall meet with any persons at the reasonable request of the Adviser or the Board for the purpose of reviewing the Sub-adviser’s performance under this Agreement at reasonable times and upon reasonable advance written notice; and (v) shall assist the Adviser as reasonably requested from time to time in connection with the Adviser’s determination of the fair value of securities held by the Fund in accordance with the Governing Documents, Procedures and applicable law. The Sub-adviser will promptly provide to the Fund, at the Adviser’s or the Fund’s cost and expense, a copy of any of such records upon the Fund’s request and shall make all such books and records available for inspection and use by the Securities and Exchange Commission (“SEC”), the Fund or the Adviser at all reasonable times. Where applicable, such records shall be maintained by the Sub-adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

At the close of each business day, the Sub-adviser shall provide to the Fund’s custodian and the Fund’s administrator information relating to all transactions concerning the Fund’s assets, to the extent such information is not otherwise available to such persons, and shall provide the Adviser with such other information regarding such transactions as the Adviser may reasonably request.

f. The Sub-adviser shall bear its expenses of providing services pursuant to this Agreement.

g. The Sub-adviser shall timely provide to the Adviser and the Fund all information and documentation they may reasonably request as necessary in connection with the compliance by either of them with the requirements of any applicable law or their fiduciary obligations as follows: (i) for the sole purpose of the Adviser’s and the

Fund’s verification of the due diligence processes undertaken by the Sub-adviser in connection with Potential Investments or existing investments, materials collected or used by the Sub-adviser in the performance of its due diligence on Potential Investments or existing investments, which the Sub-adviser may redact in its sole discretion, including without limitation with respect to any of its proprietary analysis contained therein or with respect to records related to any background checks contained therein; provided, however, that the Adviser and the Fund will be provided with access to such materials only at the Sub-adviser’s offices or other location mutually agreeable to the parties hereto; (ii) documentation specifically requested by regulatory entities related to Potential Investments or existing investments; (iii) information and commentary for the Fund’s annual and semi-annual reports, in a form agreed upon by the Adviser and the Sub-adviser, including a discussion of factors that the Sub-adviser believes materially affected the performance of the Fund, including the relevant market conditions and the investment techniques and strategies used; (iv) certifications, in a form agreed upon by the Adviser, the Fund and the Sub-adviser, related to the Sub-adviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR, Form N-Q and other applicable forms, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act; (v) a monthly sub-certification with respect to compliance matters related to the Sub-adviser, in a form agreed upon by the Adviser and the Sub-adviser from time to time; and (vi) an annual certification from the Sub-adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Advisers Act, with respect to the design and operation of the Sub-adviser’s compliance program, in a form agreed upon by the Adviser and the Sub-adviser.

h. The Sub-adviser shall provide the Adviser and the Fund such information relating to the Sub-adviser, its personnel and its investment advisory activities as reasonably requested in connection with the preparation of the Confidential Private Placement Memorandum of the Fund and amendments thereto and ancillary sales and marketing materials prepared by the Adviser or the distributors for the Fund, and participate, at the reasonable request of the Adviser and as mutually agreed to by the parties, in educational meetings with placement agents and other intermediaries about portfolio management and investment-related matters of the Fund; provided, however, that the Sub-adviser shall not be responsible for any statements contained in the Confidential Private Placement Memorandum of the Fund or any sales or marketing materials, or for any omission of information from any of the foregoing, except to the extent that any such statements or omissions are attributable to a material misstatement or material omission in information provided to the Adviser or the Fund by the Sub-adviser specifically for inclusion in the Confidential Private Placement Memorandum of the Fund or in sales or marketing materials of the Fund.

i. For the avoidance of doubt, the Sub-adviser will not bear responsibility for the monitoring or supervision of any custodian, administrator, credit provider or other service provider selected by the Adviser for the Fund.

3. Compensation of the Sub-adviser. In full consideration of the services rendered pursuant to this Agreement, the Adviser will pay the Sub-adviser, in respect of the period in question, a fee at the annual rate of 0.625% of the Fund’s net asset value, calculated in the same manner as the Adviser’s management fee is calculated as described in the initial Confidential Private Placement Memorandum of the Fund dated on or about January 3, 2011.  Such fee shall be paid monthly to the Sub-adviser contemporaneously with the payment to the Adviser of its management fee by the Fund, generally within 45 days after the applicable month-end.  If the Sub-adviser shall serve for less than the whole of any calendar month, the foregoing compensation shall be prorated.

4. Other Activities of the Sub-adviser and Adviser.  During the term of this Agreement (as renewed from time to time), neither the Sub-adviser nor the Adviser shall act as adviser or sub-adviser to any investment vehicle registered under the 1940 Act that pursues a hedge fund of funds strategy that is substantially similar to the investment strategy of the Fund; provided, however, that this limitation shall cease to apply to either party if, 18 months after the Effective Date of this Agreement, the Sub-adviser is not managing at least $250 million of assets in the Fund. If the limitation continues to apply after such 18 month period it will cease to apply thereafter in the event that the Sub-adviser is not managing at least $250 million of assets in the Fund for a consecutive three month period.  If the limitation ceases to apply, it cannot be reinstated. For the avoidance of doubt, the Adviser is not limited by this Agreement from acting as an investment adviser to ASGI Agility Income Fund, ASGI Aurora Opportunities Fund, LLC or any fund that may be registered under the 1940 Act and that is subadvised by Blackstone Alternative Asset Management, L.P.

5. Marketing Materials, Use of Names and Track Record.

a.   During the term of this Agreement, the Fund shall have a royalty-free license to use the name “Corbin”, “Corbin Capital Partners” or any combination or derivation thereof in the name of the Fund, and the Fund, the Adviser and the distributor of interests in the Fund shall be authorized to refer to and to include information relating to Corbin Capital Partners, L.P. in written materials used in marketing materials relating to the Fund and in written communications to members of the Fund (“Fund Marketing Materials”); provided, however, that the use of any references to and information relating to Corbin Capital Partners, L.P. or any of its employees or agents (“Corbin Specific Information”) in Fund Marketing Materials shall be subject to prior approval of the Sub-adviser; provided further, that if during the term of this Agreement, the Sub-adviser fails to comment in writing (including via e-mail) by the third full business day after delivery of materials that require Sub-adviser approval, the Sub-adviser will be deemed to have granted consent on the third full business day following delivery of such materials to Sub-adviser for approval; provided further that repeated consent by the Sub-adviser shall not be required for repeated use of Corbin Specific Information in substantially the same format and in substantially the same context as has previously been approved by the Sub-adviser.   The Adviser, the Fund and their agents shall cease to use the names “Corbin” and “Corbin Capital Partners, L.P.” and any derivation thereof  promptly upon: (i) termination of this Agreement unless, effective upon termination, the Fund and the Adviser enter into another sub-adviser agreement with the Sub-adviser; or (ii) receipt of notice from the Sub-adviser to cease such use in the event of regulatory or legal issues not caused by the Sub-adviser affecting the Adviser or the Fund that the Sub-Adviser believes, in its reasonable judgment, would reasonably be expected to adversely affect the reputation of the Sub-adviser, any of its affiliates, or any of the funds managed by the Sub-adviser.   In such event, after discussion with the Adviser and/or the Board of the Fund, as applicable, and if requested by the Sub-adviser, the Fund shall promptly amend, and, if necessary, file such amendment to, any applicable organizational document (including the Confidential Private Placement Memorandum of the Fund), changing its name so that the name “Corbin” or “Corbin Capital Partners” or any combination or derivation thereof is not included in the name of the Fund or otherwise used by the Fund, the Adviser or any distributors of the Fund.

Notwithstanding the foregoing, the parties agree that in the event this Agreement is terminated and the Fund continues to operate, the Fund may continue to refer to “Corbin”, “Corbin Capital Partners” or a combination or derivation thereof in the Confidential Private Placement Memorandum of the Fund and in Fund Marketing Materials to reflect the Sub-adviser’s past role as the Fund’s sub-adviser.

b.  During the term of the Agreement and after its termination, the Sub-adviser shall not use the name of the Fund, the Adviser or Wells Fargo & Company or any combination or derivation thereof in any material relating to the Sub-adviser in any manner not approved prior thereto in writing by the Adviser provided, however, that with respect to the use of such names other than “Wells Fargo & Company” or any combination or derivation thereof, during the term of this Agreement, if the Adviser fails to comment in writing (including via e-mail) by the end of the third full business day after delivery of such materials or templates that require Adviser approval, the Adviser will be deemed to have granted consent on the third full business day following delivery of such materials to Adviser for approval.  For the avoidance of doubt, the Sub-adviser shall not be obligated to repeatedly seek consent from the Adviser in instances where prior consent for the use of substantially similar materials by the Sub-adviser has been previously provided by the Adviser.

c. The Sub-adviser may use the track record of the Fund and any other performance related data produced by the Sub-Adviser with respect to the Fund without the Adviser’s or the Fund’s consent provided that the Fund is not specifically identified by name.  If the Sub-adviser wishes to identify the Fund by name when using the track record of the Fund and any other performance related data with respect to the Fund, the Adviser’s approval shall be required in accordance with Section 5(b) above.

6. Liability and Indemnification.

a. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Sub-adviser, its officers, directors, partners, agents, employees and controlling persons, neither the Sub-adviser nor any of the Sub-adviser Indemnified Parties (as defined below) will be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or the entering into of any transaction or for any Losses (as defined below) arising out of any Proceedings (as defined below).

b. The Sub-adviser acknowledges that it has received notice of and accepts the limitations upon the Fund’s liability set forth in the Limited Liability Company Agreement, as amended. The Sub-adviser agrees that any of the Fund’s obligations shall be limited to the assets of the Fund and that the Sub-adviser shall not seek satisfaction of any such obligation from the unit holders of the Fund nor from any member, officer or employee of the Fund.

c. The Sub-adviser shall indemnify the Fund, the Adviser, and each of their respective affiliates, agents, directors, members of the Board, officers, employees and shareholders (the “Adviser Indemnified Parties”) against, and hold them harmless from, any costs, expense, claim, loss, liability, judgment, fine, settlement or damage (including reasonable legal and other expenses) (collectively, “Losses”) arising out of any claim, demands, actions, suits or proceedings (civil, criminal, administrative or investigative) asserted or threatened to be asserted by any third party (collectively, “Proceedings”) in so far as such Loss (or actions with respect thereto) (i) arises directly out of or is based directly upon any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in information furnished in writing to the Adviser by the Sub-adviser for use in the Fund’s Confidential Private Placement Memorandum, Registration Statement, Fund Marketing Materials or regulatory filings; (ii) arises directly out of or is based directly upon any material breach of any of the representations, warranties, covenants or obligations of the Sub-adviser with respect to this Agreement (unless such breach is caused by one of the Adviser Indemnified Parties); or (iii) arises directly out of or is based directly upon the willful misfeasance, bad faith, gross negligence or reckless disregard of duties of the Sub-adviser in the performance of its duties under this Agreement (subsections (i), (ii) and (iii) collectively referred to herein as the “Sub-adviser’s Disqualifying Conduct”).

 d. The Fund and the Adviser shall, jointly and severally, indemnify the Sub-adviser and the Sub-adviser’s officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Sub-adviser (collectively, the “Sub-adviser Indemnified Parties” and, together with the Adviser Indemnified Parties, the “Indemnified Parties”) against, and hold such Sub-adviser Indemnified Parties harmless from, any and all Losses from any Proceedings arising in connection with the Sub-adviser serving as the sub-adviser of the Fund; provided, however, that no such indemnification will be provided to the Sub-adviser Indemnified Parties for any Losses arising as a result of Sub-adviser Disqualifying Conduct. The Adviser shall indemnify each affiliated person (as defined by the 1940 Act) of the Sub-adviser (and each affiliated person of such a person) who may be deemed to be a controlling person (as defined by the 1940 Act and/or within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act")) of the Fund (each such person, a “Controlling Person”) against, and hold each Controlling Person harmless from, any and all Losses insofar as such Losses arise in connection with any Proceeding based on any such person’s status as a Controlling Person and relate to any violation (or an alleged violation) of the federal securities laws; provided that (i) such Controlling Person has not otherwise received payment for such Losses under any insurance policy, contract, agreement or otherwise; (ii) such Losses are not the direct result of such Controlling Person’s willful misfeasance, bad faith, gross negligence, or untrue statement of a material fact or omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in information furnished in writing to the Fund or the Adviser by the Sub-adviser for use in the Registration Statement, the Confidential Private Placement Memorandum or Fund Marketing Materials; and (iii) such Losses are not the result of the Sub-adviser’s Disqualifying Conduct.  To the extent that a Controlling Person is entitled to indemnification pursuant to the second sentence of this sub-section d. in connection with any Proceeding, such indemnification shall take precedence over indemnification by the Fund or the Adviser of any person (including the indemnification of any Controlling Person) pursuant to the first sentence of this sub-section d. in connection with the same Proceeding.

e.  In the event that any party hereto is or becomes a party to any action or proceeding in respect of which it may be entitled to seek indemnification hereunder (“indemnitee”), the indemnitee shall promptly notify any other party from whom the indemnitee may seek indemnification hereunder (“indemnitor”); provided that failure by the indemnitee to give such notice shall not relieve indemnitor from any of its obligations hereunder, except to the extent that failure by the indemnitee to give such notice prejudices the indemnitor.  The indemnitor shall be entitled to participate in any such suit or proceeding and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the indemnitee.  Notwithstanding the preceding sentence, the indemnitee shall be entitled to employ counsel separate from the indemnitor’s counsel and from any other party in such action if the indemnitee determines in good faith that a conflict of interest exists which makes counsel chosen by the indemnitor not advisable or if the indemnitee reasonably determines that the indemnitor’s assumption of the defense does not adequately represent the indemnitee’s interest.  In such event the indemnitor will pay the fees and disbursements of such separate counsel, but in no event shall the indemnitor be liable for the fees and expenses of more than one counsel for the indemnitee in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

f.  The termination of a Proceeding by settlement or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that an indemnitee’s acts, omissions or alleged acts or omissions were primarily attributable to the bad faith, gross negligence or willful misconduct of such indemnitee.

g.  The indemnitor shall not be liable hereunder for any settlement of any action or claim effected without its written consent thereto and such consent shall not be unreasonably withheld.

 7.  Certain Conflicts.  The Sub-adviser will not receive any compensation from any investment manager that manages an investment vehicle that the Sub-adviser recommends to the Fund as a result of or in connection with such recommendation without first notifying the Adviser of such compensation arrangement.  The Adviser and the Fund understand that the investments made by the Fund may not achieve positive or acceptable results and that the Fund may not achieve its investment objectives and that it is possible that losses may be incurred with respect to such investments, which individually or collectively may be significant or complete.

8. Sub-adviser Insurance. The Sub-adviser agrees that it will maintain at its own expense an Errors and Omissions insurance policy with respect to the Sub-adviser in an amount not less than $5 million and Commercial General Liability insurance in a commercially reasonable amount. The minimum required amounts set forth in this insurance provision are not to be construed as a limitation on the Sub-adviser’s liability under this Agreement. Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Sub-adviser.

9. Custodian.  The Fund’s assets shall be maintained in the custody of its custodian.  The Adviser shall cause any assets added to the Fund to be delivered directly to the Fund’s custodian.  The Sub-adviser shall have no liability for the acts or omissions of any such custodian or for the Adviser’s dealings therewith.

10. Representations of the Sub-adviser. The Sub-adviser represents, warrants and further covenants as follows:

a.           It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.           It has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

c.           This Agreement has been duly and validly authorized, executed, and delivered by it and is enforceable against it in accordance with its terms.

d.           The Sub-adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide notice promptly to the Adviser of any material violations relating to the Fund; (v) has materially met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; and (vi) will promptly notify the Adviser of the occurrence of any event that would disqualify the

Sub-adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.           The Sub-adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act with respect to its investment advisory activities related to the Fund (the “Code”) and will provide the Adviser with a copy of the Code.  The Sub-adviser will provide the Board with any material changes to the Code and, in accordance with Rule 17j-1, shall obtain Board approval of any such changes.  As part of the monthly sub-certification specified in Section 2(g)(v) a duly authorized officer of the Sub-adviser shall certify to the Adviser that the Sub-adviser, including its personnel, has complied with the requirements of Rule 17j-1 during the previous calendar month and that there has been no material violation of the Code or, if such a violation has occurred, that appropriate action was taken in response to such violation.  In addition, the Sub-adviser will report quarterly, in reasonable detail, any material violations of law or the Code relating to the Fund and the action taken in response to such violations.

f.           To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject which would in each case reasonably be expected to result in a material adverse effect on the Sub-adviser’s ability to provide services to the Fund, nor has the Sub-adviser or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their activities which in each case would reasonably be expected to result in a material adverse effect on the Sub-adviser’s ability to provide services to the Fund, or a material adverse change in the Sub-adviser's financial or business prospects, or in each case would reasonably be expected to materially impair the Sub-adviser's ability to discharge its obligations under this Agreement.

g.           It has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

h.           The Sub-adviser shall provide the Adviser and the Fund with a copy of its Form ADV Part II and promptly furnish a copy of all material amendments thereto to the Adviser and the Fund.

i.           The Sub-adviser shall promptly notify the Adviser of any changes in the key personnel who are either the portfolio manager(s) responsible for the Fund or the principal executive officers of the Sub-adviser, or if there is otherwise an actual change in control or management of the Sub-adviser.

j.           The information provided by the Sub-adviser to the Adviser in writing shall not, to the knowledge of the Sub-adviser and when taken together with all other information communicated by the Sub-adviser to the Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

k.           If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification of the failure to continue to be in compliance with the foregoing representations and warranties shall be deemed a material breach of this Agreement.

11. Representations of the Adviser. The Adviser represents, warrants and further covenants as follows:

a.           It is duly organized, validly existing, and in good standing as a corporation under the laws of the State of North Carolina, and is qualified in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.           It has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

c.           This Agreement has been duly and validly authorized, executed, and delivered by the Adviser and is enforceable against the Adviser in accordance with its terms.

d.           The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Adviser’s investment advisory agreement with the Fund remain in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Adviser’s investment advisory agreement with the Fund, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act, (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, (v) has materially met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, and (vi) will promptly notify the Sub-adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.           The Adviser will at all times cause the Fund to (i) be in compliance with the rules and requirements of the 1940 Act, including without limitation the appointment of a Chief Compliance Officer pursuant to Section 38(a) of the 1940 Act, (ii) adopt written policies and procedures that are reasonably designed to prevent violations of the 1940 Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and (iii) materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency.

f.    To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or any of its affiliates or assets are subject which would in each case reasonably be expected to result in a material adverse effect on the Fund, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their activities which in each case would reasonably be expected to result in a material adverse effect on the Fund, or a material adverse change in the Adviser’s financial or business prospects, or in each case would reasonably be expected to materially impair the Adviser’s ability to discharge its obligations under this Agreement.

g.    It has all governmental, regulatory, self-regulatory, and exchange licenses, registrations, memberships, and approvals required to act as investment adviser to the Fund and it will obtain and maintain any such required licenses, registrations, memberships, and approvals.

h.           The Adviser shall promptly notify the Sub-Adviser if there is an actual change in control or management of the Adviser.

i.           The information provided by the Adviser or the Fund to the Sub-adviser in writing shall not, to the knowledge of the Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

j.           If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide prompt written notification to the Sub-adviser of such fact, omission, event, or change of circumstance, and the facts related thereto, and it is agreed that the failure to provide such notification of the failure to continue to be in compliance with the foregoing representations and warranties shall be deemed a material breach of this Agreement.

12. Renewal, Termination and Amendment. This Agreement shall have an initial term of two years from the date hereof and shall continue in effect from year to year thereafter provided that such continuance is specifically approved annually either by the Board or by vote of a majority of outstanding voting securities of the Fund and provided that in either event such continuance shall also be approved by vote of the members of the Board who are not interested persons of the Fund (as defined in the 1940 Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.

This Agreement may be terminated at any time without payment of any penalty, by the Board or by a vote of a majority of the outstanding voting securities of the Fund upon 60 days prior written notice to the Sub-adviser or upon such shorter notice as may be mutually agreed upon in writing by the parties hereto.  This Agreement may also be terminated, without the payment of any penalty, by either the Adviser or the Sub-adviser (i) upon 90 days prior written notice to the other party and the Fund; or (ii) upon material breach by the other party of any representations or warranties set forth in this Agreement, if such breach has not been cured within seven days after receipt of written notice of such breach; or (iii) immediately with respect to a party if such party becomes unable to discharge its duties and obligations under this Agreement due to such party’s insolvency or subjection to a regulatory, government or judicial proceeding based on allegations that such party has committed an act of fraud, willful misfeasance or bad faith.  This Agreement shall terminate automatically and immediately upon termination of the investment advisory agreement between the Adviser and the Fund. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act and the rules thereunder.  This Agreement may be amended at any time in writing with the mutual written consent of the Sub-adviser and the Adviser, subject to approval by the Board and, if required by applicable Securities and Exchange Commission rules and regulations, a vote of a majority of the Fund’s outstanding voting securities.

If the unitholders of the Fund fail to approve this Agreement or any continuance of the Agreement where such approval is required by applicable law, the Sub-adviser will continue to act, for the compensation described herein, as investment sub-adviser with respect to the Fund pending the required approval of the Agreement or its continuance or of any contract with the Sub-adviser or a different adviser or sub-adviser or other definitive action; provided, that the compensation received by the Sub-adviser in respect of the Fund during such period is in compliance with Rule 15a-4 under the 1940 Act.

In the event of termination of this Agreement, those paragraphs of this Agreement which govern conduct of the parties’ future interactions with respect to the Sub-adviser having provided investment management services to the Fund for the duration of this Agreement, including, but not limited to, Sections 5, 6, 13, 15, and 17 shall survive such termination of this Agreement.

    13. Confidential Relationship.  Each of the Adviser and the Sub-adviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein “Portfolio Information” means information of the Fund, the Adviser or the Sub-adviser that is received by a party hereto in connection with this Agreement, and information with regard to the portfolio holdings, investment activity and characteristics of the Fund. The Adviser and the Sub-adviser will restrict access to the Portfolio Information to those employees of the Adviser and the Sub-adviser or their affiliates or agents who will use it only for purposes reasonably related to the provision of services to the Fund, and the Adviser and Sub-adviser will be obligated to ensure that it is used only for such purposes. The foregoing shall not prevent the Adviser or the Sub-adviser from disclosing Portfolio Information that is (1) publicly known or becomes publicly known through no unauthorized act of such party or breach of any obligation by the disclosing party, (2) rightfully received from a third party which is not subject to any obligation (whether contractual, legal, fiduciary or other) of confidentiality, (3) approved in writing by the other party for disclosure for a particular use or approved as set forth in Section 5 hereto with respect to marketing materials, or proper use of names and track record as further described in Section 5, (4) required to be disclosed pursuant to a requirement or a request from a court, governmental or other agency or law so long as the party making such disclosure provides the other party with prompt written notice of such requirement as soon as practicable if permissible, and in such case, such Portfolio Information may be disclosed only to such court, governmental or other agency or regulatory body (for the avoidance of doubt this limited disclosure right shall apply irrespective of any required approvals pursuant to Section 5 hereto in connection with the use of marketing materials, names and track record information by the parties), or (5) disclosed in accordance with the Fund’s policy for disseminating portfolio holdings as disclosed in the Fund’s then current Registration Statement.

14. Notices. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

Sub-adviser:

General Counsel
Corbin Capital Partners, L.P.
590 Madison Avenue, 31st Floor
New York, NY 10022

E-mail: notices@corbincapital.com

Fund:

ASGI Corbin Multi-Strategy Fund, LLC

c/o Alternative Strategies Group, Inc.
401 S. Tryon Street
Charlotte, North Carolina 28288
Fax: (704) 383-6020
attn: Sheelpa Patel, Chief Compliance Officer
Adam Taback, President

with a copy to:

Lloyd Lipsett
Wells Fargo
200 Berkeley Street
Boston, MA 02116
Fax: (617) 210-2626

Adviser:

Adam Taback
Alternative Strategies Group, Inc.
401 S. Tryon Street
Charlotte, North Carolina 28288
Fax: (704) 383-6020

with a copy to:

Lloyd Lipsett
Wells Fargo
200 Berkeley Street
Boston, MA 02116
Fax: (617) 210-2626

15. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, in whole or in part, by any court, statute, rule or otherwise, such provision (or portion thereof) shall be deemed modified to the minimum extent necessary so that such provision (or portion thereof), as so modified, shall no longer be held to be invalid or unenforceable.  Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and jurisdiction, and in each case to no other, so as to achieve the intent expressed herein to the greatest extent possible with respect to such provision and in the jurisdiction in question.  Further, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express the original intent of the parties and modification of the invalid or unenforceable provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

16.  Business Continuity.  The Sub-adviser shall provide reasonable facilities and arrangements for business continuity, disaster recovery and backup capabilities through which the Sub-adviser will be able to perform its obligations hereunder with minimal disruptions or delays.  Upon request, the Sub-adviser shall provide to the Adviser summaries of the Sub-adviser's written business continuity, disaster recovery and backup plan and agrees to provide, upon request of the Adviser, notice of any material deficiencies discovered in connection with the testing of such plan.

17.  Miscellaneous. This Agreement constitutes the entire agreement among the parties hereto and supersedes all other agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.  Each party agrees to perform such further actions and execute such further documents as are reasonably necessary to effectuate the purposes hereof.  To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York.  Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any party hereto without the consent of the other party.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ASGI CORBIN MULTI-STRATEGY FUND, LLC

By: /s/ Michael Roman
Name:	Michael Roman
Title:	Treasurer

ALTERNATIVE STRATEGIES GROUP, INC.

By: /s/ Lloyd Lipsett
Name:	Lloyd Lipsett
Title:	Senior Vice President

CORBIN CAPITAL PARTNERS, L.P.

By: /s/ Daniel Friedman
Name:	Daniel Friedman
Title:	General Counsel